Exhibit 99.1

Filed by ARYA Sciences Acquisition Corp II
Pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended
Subject Company: ARYA Sciences Acquisition Corp II
Commission File No.: 001-3931

Wilfred:
Dozens of SPACs have been planning to IPO. Cerevel Therapeutics has debuted on the public markets in a transaction valued well over $400 million. The company spun off from Pfizer two years ago, and now focuses on neuroscience research. Joining us now, Dr. Tony Coles, chairman, CEO, and president at Cerevel Therapeutics and a board member as well at Regeneron. And Meg Tirrell joins us as well for this interview. Thanks so much for joining us, Dr. Coles.

Dr. Tony Coles:
Well, thanks for having me, Wilfred. It’s a pleasure to be here. Sobering times, with the passing of John Lewis, whom we’re remembering fondly for all of his contributions. But it’s really a pleasure to be with you.

Wilfred:
Well, hear, hear to that. Absolutely, Dr. Coles. Perhaps we could start with the question of why now and why via a SPAC for what you’ve done with Cerevel recently?

Dr. Tony Coles:
Well, now is a terrific time. We’ve got one of the state-of-the-art portfolios for the treatment of these really nettlesome diseases. So, we know that epilepsy, schizophrenia, Parkinson’s disease, certainly Alzheimer’s are diseases that are devastating both to patients and to their families. And now more than ever, patients need new therapies and new alternatives. Our company is focused on unraveling the mysteries of the brain. We’re committed to trying to figure out the best ways to treat these diseases. And, with the flow of capital into life sciences sector right in this particular moment, we thought this would be a terrific time to strengthen the balance sheet. We’ve got five clinical-stage assets. We have seven programs and eight clinical trials. So, we have a lot to do. And we’ll need resources to race these therapies to patients as quickly as we can.

Wilfred:
As you said, there’s a big flow of capital, biotech companies coming to market every single week at the moment. So, are you seizing that opportunity? Do you think that there has been a lifted tide because of COVID into your broader sector, even if that’s not the primary focus of what you guys do?

Dr. Tony Coles:
I think so. And I’m glad you raised that because, for one of the first times, I think society more broadly is recognizing the true value that the pharmaceutical sector brings. The pandemic has certainly caused us to look at this particular crisis and look at those who can actually help. And I think the industry can do that.

But I want to come back to your question about why a SPAC and why the combination of a SPAC and a PIPE that you asked a moment ago. SPACs have been used, as we all know, across other industries for many, many years. But they’re relatively new to the life sciences sector. Some of that is because they haven’t always, in our sector, had the highest quality investors. But what made this particular transaction attractive for us is that this was a really strong group of high-quality investors. Investors who will support the company and stay with the company, like Fidelity, like T. Rowe Price. And we actually thought that, with the strength, and this was a deal that was oversubscribed by twofold, that that was a great sign that the neurosciences area, while it’s the last great frontier in drug discovery and drug development, was really ripe for raising capital to drive these therapies forward.

So, in the combination of raising capital, the moment of COVID, and society looking to the biopharmaceutical industry to solve some of these really nettlesome problems, we thought that this was a terrific opportunity for us to do our work on behalf of the patients.

Meg Tirrell:
Hey, Tony. It’s Meg Tirrell. I want to ask you about what you just mentioned about neuroscience being sort of the last frontier. You also, in your release yesterday, there was a quote from Adam Stone, one of your investors from Perceptive, who says, “We believe neuroscience represents the next era of innovation in biopharma.”

We’ve been hearing about a lot of really exciting learnings about Alzheimer’s out of a meeting that just happened. But, Tony, I feel like I’ve been hearing folks in the biotech industry say this for at least a decade. I think I quoted George Scangos at Biogen saying this in 2010, that neuroscience is the next cancer, sort of therapeutic area. And the progress has been slower, I think, than many have promised. Where do you think we are in terms of making real breakthroughs for good drugs for brain diseases?

Dr. Tony Coles:
Well, if we wind the hands of time back to the early 1990s, we’re probably at the same point we were with cardiovascular disease, with HIV AIDS, even with cancer, Meg. And one of the things that I know is that sometimes this work does take a long time. But look at where we are on each one of those diseases. HIV AIDS now a chronic disease. Cardiovascular disease deaths are down. Certain cancer deaths are down. So that, just within the last 30 years or so, has been striking that we’ve been able to improve the mortality rate for those problems, which were the neurosciences of their day, if you will.

One of the things we’re committed to is really, as I mentioned earlier, trying to unlock what’s happening in the brain with these particular diseases, diseases like epilepsy, and schizophrenia, and Alzheimer’s. And, if we can unravel the mysteries of the brain and really truly understand what’s going on, we can make progress.

Our approach is a state-of-the-art approach, which targets certain receptors in the brain to try to understand which of those receptors will have the greatest effect, if we can interact with them in the proper way. This is, of course, important to minimize side effects at the same time. And the problem with the therapies we have today is that they just aren’t very good and aren’t very effective and they have a lot of side effects. So, we’ve been here before. We’ve seen this kind of challenge before, and I’m determined that we can actually address what’s ahead of us in short order. That’s my optimistic side.

Meg Tirrell:
All right. Tony, we’ve got to leave it there, but we look forward to hearing about your progress. Thanks so much for being with us this morning.

Dr. Tony Coles:
Thank you for having me.

Wilfred:
Indeed. Our thanks to Dr. Coles. Thanks to Meg Tirrell as well. Still to come, tech investor, Alan Patricof, on the huge jump we’re seeing in Apple, Amazon, Facebook this morning. Stay tuned. You’re watching Squawk Box on CNBC.

Additional Information

In connection with the proposed business combination (the “Business Combination”) between ARYA Sciences Acquisition Corp II (“ARYA”) and Cassidy Therapeutics, Inc. (“Cerevel”), ARYA intends to file with the U.S. Securities and Exchange Commission’s (“SEC”) a Registration Statement on Form S-4 (the “Registration Statement”), which will include a preliminary prospectus and preliminary proxy statement. ARYA will mail a definitive proxy statement/final prospectus and other relevant documents to its shareholders. This communication is not a substitute for the Registration Statement, the definitive proxy statement/final prospectus or any other document that ARYA will send to its shareholders in connection with the Business Combination. Investors and security holders of ARYA are advised to read, when available, the proxy statement/prospectus in connection with ARYA’s solicitation of proxies for its extraordinary general meeting of shareholders to be held to approve the Business Combination (and related matters) because the proxy statement/prospectus will contain important information about the Business Combination and the parties to the Business Combination. The definitive proxy statement/final prospectus will be mailed to shareholders of ARYA as of a record date to be established for voting on the Business Combination. Shareholders will also be able to obtain copies of the proxy statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: 51 Astor Place, 10th Floor, New York, New York 10003.

Participants in the Solicitation

ARYA, Cerevel and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of ARYA’s shareholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the Business Combination of ARYA’s directors and officers in ARYA’s filings with the SEC, including the Registration Statement to be filed with the SEC by ARYA, which will include the proxy statement of ARYA for the Business Combination, and such information and names of Cerevel’s directors and executive officers will also be in the Registration Statement to be filed with the SEC by ARYA, which will include the proxy statement of ARYA for the Business Combination.

Disclaimer

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.